FCStone Group, Inc. Announces Second Quarter Results

KANSAS CITY, Mo., April 9, 2009 — FCStone Group, Inc. (Nasdaq:FCSX), a commodity risk management firm, today announced financial results for its fiscal 2009 second quarter ended February 28, 2009.

Second Quarter Results

Revenues, net of cost of commodities sold, a non-GAAP financial measure, were $53.5 million in the three months ended February 28, 2009, compared to $91.2 million in the prior year quarter. The Company recorded a net loss for the second quarter of $50.2 million, or $1.80 per diluted share, compared to net income of $12.1 million, or $0.42 per diluted share, in the prior year quarter.

Results for the second quarter of 2009 were adversely impacted by an incremental increase in our bad debt provision of $51.0 million, net of tax, or $1.83 per diluted share, in the second quarter 2009. The provision is primarily related to the previously-reported energy trading customer account which had experienced significant losses. As announced on March 12, 2009, substantially all of the positions and liability related to the account were subsequently transferred to a third party. Excluding the bad debt provision, net income for the second quarter of 2009 would amount to $0.2 million, net of tax, or $0.01 per diluted share.

“Notwithstanding the dual impacts of the currently illiquid and credit-challenged commodities markets and the now-transferred energy trading account on our results, FCStone’s core business is healthy,” said Pete Anderson, President and Chief Executive Officer of FCStone. “Our Commodity and Risk Management consulting business has historically represented as much as 75 percent of FCStone’s profits and is the primary driver of our business. Our customer relationships are solid, the energy and agriculture verticals that comprise the biggest piece of our business are beginning to see improving fundamentals, and we are aggressively making inroads into new categories domestically and internationally. We are well-positioned and are focused sharply on our core strategy of providing conservative risk management consulting services, platforms and strategies to our targeted market segments, which we expect to be a growth business as markets recover.”

The following table presents results on a total and per share basis.

Financial Highlights

(In thousands, except per share amounts)

	Three Months Ended		Six Months Ended
	February 28, 2009	February 29, 2008	February 28, 2009	February 29, 2008
Total revenues	$56,645	$92,042	$142,197	$165,676
Income (loss) from continuing operations before income tax expense	(86,848)	28,489	(91,543)	49,570
Net income (loss) from continuing operations (1) (2) (3)	(50,215)	17,789	(53,060)	30,920
Loss from discontinued operations, net of tax	—	(5,673)	(131)	(5,719)
Net income (loss) (1) (2) (3)	(50,215)	12,116	(53,191)	25,201
Diluted weighted average shares outstanding	27,923	29,104	27,918	28,940
Diluted earnings (loss) per share, continuing operations (1) (2) (3)	$(1.80)	$0.61	$(1.91)	$1.07
Diluted loss per share, discontinued operations	$—	$(0.19)	$—	$(0.20)
Diluted earnings (loss) per share (1) (2) (3)	$(1.80)	$0.42	$(1.91)	$0.87

(1)	Amounts for the three and six months ended February 28, 2009 include bad debt provisions, net of tax, of $51.0 million and $66.0 million, respectively, or $1.83 and $2.37 per diluted share, respectively.

(2)	Amounts for the three and six months ended February 28, 2009 include a charge for goodwill impairment, net of tax, of $0.4 million and $1.1 million, respectively, or $0.01 and $0.04 per diluted share, respectively.
(3)	Amounts for the six months ended February 28, 2009 include gains of $3.8 million, net of tax, on the sale of excess exchange stock and trading rights. Amounts for the six months ended February 29, 2008 include gains of $1.8 million, net of tax, on the sale of excess exchange stock and trading rights.

The second quarter revenues reflect a decrease in exchange-contract volume in both the Commodity and Risk Management Services segment and the Clearing and Execution Services segment. Consulting revenues increased year over year, but were offset by a decline in over-the-counter revenues and contract volume. Interest income decreased due to significantly lower short-term interest rates on a lower level of customer deposits.

Costs and expenses, excluding cost of commodities sold and the provision for bad debts, declined $9.2 million compared to the prior year, primarily due to lower volume-related costs of broker commissions, pit brokerage and clearing fees, offset by an increase in legal and professional fees related to the deficit account, recorded in the quarter. Employee compensation expenses in the second quarter includes $2.8 million of long-term incentive and share-based compensation, as required under U.S. GAAP, which was more than offset by the decrease in broker commissions. The Company also recognized an impairment loss on recently-recorded goodwill of $0.7 million in the second quarter of 2009.

Operating Segments

FCStone’s income (loss) from continuing operations before minority interest and income tax expense by segment and certain other data are outlined below for the periods noted.

	Three Months Ended		Six Months Ended
	February 28, 2009	February 29, 2008	February 28, 2009	February 29, 2008
	($ in thousands)		($ in thousands)
Segment Data:
Income (loss) from continuing operations before minority interest and income tax expense:
Commodity and Risk Management Services (1) (5)	$3,859	$21,764	$8,480	$38,927
Clearing and Execution Services (2) (3)	(84,811)	8,656	(92,370)	13,812
Financial Services	60	471	120	527
Corporate and Other (4)	(6,190)	(2,402)	(8,128)	(3,696)

	$(87,082)	$28,489	$(91,898)	$49,570

Other Data:
Non-GAAP- EBITDA (1) (2) (3) (4) (5)	$(84,294)	$30,674	$(85,846)	$53,312
Customer Segregated Assets, end of period (000’s)	$1,117,562	$1,452,861	$1,117,562	$1,452,861
Exchange contract trading volume (000’s)	16,271	27,191	37,605	50,468
OTC contract trading volume (000’s)	101	370	359	672

(1)	Amounts for the three and six months ended February 28, 2009 include goodwill impairment charges of $0.7 million and $1.0 million, respectively.
(2)	Amounts for the six months ended February 28, 2009 include a goodwill impairment charge of $0.9 million.
(3)	Amounts for the six months February 28, 2009 include gains of $4.9 million on the sale of excess exchange stock and trading rights.
(4)	Amounts for the six months February 28, 2009 include gains of $1.6 million on the sale of excess exchange stock and trading rights.
(5)	Amounts for the six months February 28, 2008 include gains of $2.9 million on the sale of excess exchange stock and trading rights.

In the Commodity and Risk Management Services segment, net revenues were $25.5 million in the second quarter ended February 28, 2009, compared to $46.5 million in the prior year quarter. The core revenues of this segment, commission and clearing fees and service, consulting and brokerage fees, decreased $13.6 million, or 35.5% over the prior year second quarter. Interest income declined

$6.8 million, primarily due to a significant decline in short-term interest rates. Segment income before minority interest and income taxes for the second quarter 2009 was $3.9 million, compared to $21.8 million in the prior year quarter. Segment income before minority interest and income taxes decreased from the prior year second quarter, primarily due to the decline in interest income and over-the-counter brokerage. The decline in over-the-counter brokerage was primarily related to a slowdown in the renewable fuels industry and reduced volumes from our Latin American/Brazilian customers. This decline was partially offset by increased revenues from customers in our energy and food service operations.

For the Clearing and Execution Services segment, revenues were $27.5 million in the quarter ended February 28, 2009, compared to $40.9 million in the prior year quarter. The segment lost $84.8 million in the second quarter, compared to net income of $8.7 million in the prior year quarter. This segment loss was primarily due to the $86.3 million bad debt provision related to the previously-discussed deficit in a third-party energy trading account, related legal and professional fees, as well as lower interest income due to a decline in customer deposits and interest rates. Excluding the bad debt provision, second quarter 2009 segment income was $1.7 million. Exchange-traded volume in this segment declined by 10.6 million contracts primarily as a function of overall market conditions as well as actions taken by management to reduce exposure to larger and longer-tenured third-party clearing accounts.

The Financial Services segment reported revenues of $0.8 million in the second quarter ended February 28, 2009, compared to $3.5 million in the prior year quarter. Segment income was $60 thousand for the second quarter, compared to $471 thousand in the prior year quarter.

“While market and credit conditions remain challenging and volatile, our business model is still sound, as evidenced by continued growth in our risk management consulting revenues,” stated Bill Dunaway, Chief Financial Officer. “Our balance sheet is healthy with adequate capital to meet all regulatory requirements, and the flexibility to grow our core commodity risk management business for the benefit of our company in the quarters and years ahead.”

Conference Call & Web Cast

A conference call will be held today, Thursday, April 9, 2009 at 9:00 a.m. (ET). A live web cast of the conference call as well as a replay will be available online on the Company’s corporate web site at http://www.fcstone.com. Participants can also access the call by dialing 800-860-2442 (within the United States), or 412-858-4600 (international callers) and reference the FCStone call approximately ten minutes prior to the start time. A replay of the call will be available approximately one hour after the call has ended and will be available until 5:00 p.m. ET on Friday, May 8, 2009. To access the replay, dial 877-344-7529 (within the United States), or 412-317-0088 (international callers) and enter the conference ID number 429169.

About FCStone Group, Inc.

FCStone Group, Inc., along with its affiliates, is an integrated commodity risk management company providing risk management consulting and transaction execution services to commercial commodity intermediaries, end-users and producers. The firm assists primarily middle market customers in optimizing their profit margins and mitigating exposure to commodity price risk. In addition to risk management consulting services, FCStone, LLC, operates one of the leading independent clearing and execution platforms for exchange-traded futures and options contracts. FCStone Group, Inc., serves more than 8,000 customers and in the 12 months ended February 28, 2009, executed more than 86.8 million derivative contracts in the exchange-traded and over-the-counter markets. The FCStone Group companies work in all the major commodity areas including agriculture, energy, renewable fuels, foods, forestry, cotton and textile, dairy and currency exchange. Headquartered in the Midwest, it has offices located throughout the world and is a clearing member of all major North American Futures exchanges. FCStone Group, Inc., trades on the NASDAQ Global Select Market under the symbol “FCSX.”

Forward-Looking Statements

This press release may include forward-looking statements regarding, among other things, our plans, strategies and prospects, both business and financial. All statements other than statements of current or historical fact contained in this press release are forward-looking statements. The words “believe,” “expect,” “anticipate,” “should,” “plan,” “will,” “may,” “could,” “intend,” “estimate,” “predict,” “potential,” “continue” or the negative of these terms and similar expressions, as they relate to FCStone Group, Inc., are intended to identify forward-looking statements.

We have based these forward-looking statements largely on our current expectations and projections about future events and financial trends that we believe may affect our financial condition, results of operations, business strategy and financial needs. They can be affected by inaccurate assumptions, including the risks, uncertainties and assumptions described in the Company’s filings with the Securities and Exchange Commission. In light of these risks, uncertainties and assumptions, the forward-looking statements in this press release may not occur and actual results could differ materially from those anticipated or implied in the forward-looking statements. When you consider these forward-looking statements, you should keep in mind these risk factors and other cautionary statements in this press release.

Our forward-looking statements speak only as of the date of this press release. We undertake no obligation to update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.

Use of NON-GAAP Financial Information

In this press release we disclose “revenues, net of cost of commodities sold” and “EBITDA”, both of which are non-GAAP financial measure. For purposes of Regulation G, a non-GAAP financial measure is a numerical measure of a company’s performance, financial position, or cash flows that either excludes or includes amounts that are not normally excluded or included in the most directly comparable measure, calculated and prepared in accordance with generally accepted accounting principles in the United Sates (GAAP). Revenues, net of cost of commodities sold, is not a substitute for the GAAP measure of total revenues. EBITDA is not a substitute for the GAAP measure of net income or cash flows. Such non-GAAP financial measures are reconciled to its closest GAAP measure, in accordance with the Securities and Exchange Commission rules, and is included in the attached supplemental data. Management believes that these non-GAAP financial measures are useful to both management and its stockholders in their analysis of the company’s business and operating performance.

FCSTONE GROUP, INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF OPERATIONS

(Unaudited)

(in thousands, except per share amounts)

	Three Months Ended		Six Months Ended
	February 28, 2009	February 29, 2008	February 28, 2009	February 29, 2008
Revenues:
Commissions and clearing fees	$34,551	$45,613	$79,051	$84,995
Service, consulting and brokerage fees	14,088	24,183	33,629	40,457
Interest	4,711	18,858	18,278	32,239
Other	127	2,038	7,894	6,635
Sales of commodities	3,168	1,350	3,345	1,350

Total revenues	56,645	92,042	142,197	165,676

Costs and expenses:
Cost of commodities sold	3,108	830	3,280	830
Employee compensation and broker commissions	13,019	15,197	28,389	28,444
Pit brokerage and clearing fees	21,366	25,392	48,766	46,177
Introducing broker commissions	4,814	8,747	12,256	16,075
Employee benefits and payroll taxes	2,467	2,913	4,301	5,930
Interest	1,083	1,809	2,449	3,010
Depreciation and amortization	757	376	1,360	732
Provision for bad debt	87,168	109	112,901	184
Impairment loss on goodwill	714	—	1,888	—
Other expenses	9,231	8,180	18,505	14,724

Total costs and expenses	143,727	63,553	234,095	116,106

Income (loss) from continuing operations before income tax expense and minority interest	(87,082)	28,489	(91,898)	49,570
Minority interest	(234)	—	(355)	—

Income (loss) from continuing operations before income tax expense	(86,848)	28,489	(91,543)	49,570
Income tax expense (benefit)	(36,633)	10,700	(38,483)	18,650

Net income (loss) from continuing operations	(50,215)	17,789	(53,060)	30,920
Loss from discontinued operations, net of tax	—	(5,673)	(131)	(5,719)

Net income (loss)	$(50,215)	$12,116	$(53,191)	$25,201

Basic shares outstanding	27,923	27,709	27,918	27,565
Diluted shares outstanding	27,923	29,104	27,918	28,940

Basic earnings (loss) per share:
Continuing operations	$(1.80)	$0.64	$(1.91)	$1.12
Discontinued operations	$—	$(0.20)	$—	$(0.21)
Net income	$(1.80)	$0.44	$(1.91)	$0.91

Diluted earnings (loss) per share:
Continuing operations	$(1.80)	$0.61	$(1.91)	$1.07
Discontinued operations	$—	$(0.19)	$—	$(0.20)
Net income	$(1.80)	$0.42	$(1.91)	$0.87

FCSTONE GROUP, INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF FINANCIAL CONDITION

(Unaudited)

(in thousands, except share amounts)

	February 28, 2009	August 31, 2008
ASSETS
Cash and cash equivalents:
Unrestricted	$10,485	$73,646
Segregated	113,550	8,355
Commodity deposits and receivables:
Commodity exchanges and clearing organizations—customer segregated	973,744	1,306,477
Proprietary commodity accounts	293,619	253,998
Receivables from customers, net of allowance for doubtful accounts	21,351	19,603

Total commodity deposits and receivables	1,288,714	1,580,078

Marketable securities, at fair value—customer segregated and other	78,354	241,333
Counterparty deposits and trade accounts receivable, net of allowance for doubtful accounts	45,806	71,714
Open contracts receivable	262,895	308,016
Notes receivable and advances	9,959	77,979
Inventories	11,534	—
Exchange memberships and stock	3,301	11,473
Deferred tax assets	18,286	11,519
Income tax receivable	44,755	—
Equipment, furniture, software and improvements, net of accumulated depreciation	8,062	7,267
Other assets	25,047	30,098

Total assets	$1,920,748	$2,421,478

LIABILITIES AND STOCKHOLDERS’ EQUITY
Liabilities:
Commodity and customer regulated accounts payable	$1,105,970	$1,486,299
Trade accounts payable and advances	294,558	257,941
Open contracts payable	247,408	297,926
Accrued expenses	33,637	51,709
Notes payable and repurchase obligations	17,869	79,190
Subordinated debt	41,000	16,000

Total liabilities	1,740,442	2,189,065

Minority interest	7,000	4,855

Stockholders’ equity:
Preferred stock, no par value, authorized 20,000,000 at February 28, 2009 and August 31, 2008, respectively; none issued and outstanding at February 28, 2009 and, August 31, 2008, respectively	—	—
Common stock, $0.0001 par value, authorized 100,000,000 at February 28, 2009 and 40,000,000 at August 31, 2008; issued and outstanding 27,930,188 and 27,911,127 shares at February 28, 2009 and August 31, 2008, respectively	108,057	108,016
Additional paid-in capital	12,347	10,777
Treasury stock	(2,185)	(2,185)
Accumulated other comprehensive loss	(4,304)	(1,632)
Retained earnings	59,391	112,582

Total stockholders’ equity	173,306	227,558

Commitments and contingencies
Total liabilities and stockholders’ equity

	$1,920,748	$2,421,478

FCSTONE GROUP, INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF CASH FLOWS

(Unaudited)

(in thousands)

	Six Months Ended
	February 28,	February 29,
	2009	2008
Cash flows from operating activities:
Net income (loss)	$(53,191)	$25,201
Plus: Loss from discontinued operations	131	5,719

Income (loss) from continuing operations	(53,060)	30,920
Adjustments to reconcile income from continuing operations to net cash flows from operating activities:
Provision for bad debts	112,901	184
Depreciation and amortization	1,360	732
Impairment loss on goodwill	1,888	101
Gain on sale of exchange stock and trading rights	(6,444)	(2,930)
Gain on sale of other assets	—	(520)
Stock-based compensation	1,731	753
Equity in earnings of affiliates, net of distributions	(677)	(1,398)
Minority interest	(355)	—
Deferred income taxes	(4,591)	—
Excess tax benefit of stock option exercises	(14)	(5,381)
Change in commodity accounts receivable/payable, marketable securities,		—
customer segregated funds, counterparty deposits and advances, net	(123,936)	(126,283)
Change in open contracts receivable/payable, net	(5,397)	2,429
Increase in counterparty deposits and trade accounts receivable	24,208	(63,140)
Increase in income tax receivable	(44,755)	—
Increase in other assets	(576)	(7,511)
Increase in trade accounts payable and advances	23,209	141,196
(Decrease) increase in accrued expenses	(17,894)	7,753

Net cash used in operating activities	(92,402)	(23,095)

Cash flows from investing activities:
Purchase of equipment, furniture, software and improvements	(1,835)	(2,788)
Cash paid in connection with acquisitions of businesses, net of cash acquired	(1,220)	(6,725)
Equity investment	(200)	—
Return of equity investment	892	—
Proceeds (issuance) of notes receivable, net	52,727	(93,390)
Proceeds from the sale of exchange stock and trading rights	9,725	3,498
Proceeds from the sale of other intangible assets	—	1,350
Purchase of other intangible assets	—	(1,049)

Net cash provided by (used in) investing activities	60,089	(99,104)

Cash flows from financing activities:
(Payments) proceeds from notes payable, net	(56,321)	86,018
Proceeds from issuance of subsidiary stock	2,325	—
Proceeds from exercises of stock options	41	2,065
Treasury stock acquired	—	(11)
Excess tax benefit of stock option exercises	14	5,381
Proceeds from subordinated debt	25,500	—
Payments on subordinated debt	(500)	—

Net cash (used in) provided by financing activities	(28,941)	93,453

Cash flows from discontinued operations:
Net cash (used in) provided by operating activities	(422)	1,178
Net cash used in investing activities	(1,485)	(1,711)

Net cash used in discontinued operations	(1,907)	(533)

Net decrease in cash and cash equivalents—unrestricted	(63,161)	(29,279)
Cash and cash equivalents—unrestricted—beginning of period	73,646	90,053

Cash and cash equivalents—unrestricted—end of period	$10,485	$60,774

Supplemental disclosures of cash flow information:
Interest paid	$1,921	$2,985
Income taxes paid	$10,517	$13,614

Non-GAAP Financial Measures

The following table reconciles revenues, net of cost of commodities sold, with our total revenues.

	Three Months Ended		Six Months Ended
	February 28, 2009	February 29, 2008	February 28, 2009	February 29, 2008
	($ in thousands)		($ in thousands)
Revenues:
Commissions and clearing fees	$34,551	$45,613	$79,051	$84,995
Service, consulting and brokerage fees	14,088	24,183	33,629	40,457
Interest	4,711	18,858	18,278	32,239
Other	127	2,038	7,894	6,635
Sales of commodities	3,168	1,350	3,345	1,350

Total revenues	56,645	92,042	142,197	165,676
Less: Cost of commodities sold	3,108	830	3,280	830
Revenues, net of cost of commodities sold	$53,537	$91,212	$138,917	$164,846

The following table reconciles EBITDA with our net income.

	Three Months Ended		Six Months Ended
	February 28, 2009	February 29, 2008	February 28, 2009	February 29, 2008
	($ in thousands)		($ in thousands)
Net income (loss)	$(50,215)	$12,116	$(53,191)	$25,201
Plus: interest expense	1,083	1,809	2,449	3,010
Plus: depreciation and amortization	757	376	1,360	732
Plus: income tax expense (benefit)	(36,633)	10,700	(38,483)	18,650
Plus: impairment loss on goodwill	714	—	1,888	—
Plus: loss on discontinued operations, net of tax	—	5,673	131	5,719

EBITDA	$(84,294)	$30,674	$(85,846)	$53,312

Commodity and Risk Management Services Segment:

The following table provides the financial performance for this segment.

	Three Months Ended		Six Months Ended
	February 28, 2009	February 29, 2008	February 28, 2009	February 29, 2008
	($ in thousands)		($ in thousands)
Sales of commodities	$3,168	$1,350	$3,345	$1,350
Cost of commodities sold	3,108	830	3,280	830

Gross profit on commodities sold	60	520	65	520
Commissions and clearing fees	10,564	13,965	25,060	25,862
Service, consulting and brokerage fees	14,130	24,312	33,715	40,662
Interest	723	7,532	4,169	13,648
Other revenues (1)	59	166	331	3,079

Revenues, net of cost of commodities sold	25,536	46,495	63,340	83,771
Other costs and expenses:
Expenses (excluding interest expense)	20,039	24,327	47,228	44,512
Provision for bad debts	617	350	6,065	275
Impairment on goodwill	714	—	1,012	—
Interest expense	307	54	555	57

Total costs and expenses	21,677	24,731	54,860	44,844

Segment income before minority interest and income taxes	$3,859	$21,764	$8,480	$38,927

Exchange contract trading volume (000’s)	592	899	1,396	1,555
OTC Contract volume (000’s)	101,445	370,337	358,604	671,595

(1)	Amounts for the six months February 28, 2008 include gains of $2.9 million on the sale of excess exchange stock and trading rights.

Clearing and Execution Segment:

The following table provides the financial performance for this segment.

	Three Months Ended		Six Months Ended
	February 28, 2009	February 29, 2008	February 28, 2009	February 29, 2008
	($ in thousands)		($ in thousands)
Sales of commodities	$—	$—	$—	$—
Cost of commodities sold

Gross profit on commodities sold	—	—	—	—
Commissions and clearing fees	24,241	31,984	54,531	59,652
Service, consulting and brokerage fees	—	—	—	—
Interest	3,227	8,964	12,333	14,334
Other revenues (1)	18	—	5,048	—

Revenues, net of cost of commodities sold	27,486	40,948	71,912	73,986
Other costs and expenses:
Expenses (excluding interest expense)	25,273	32,522	55,923	60,233
Provision for bad debts	86,551	(250)	106,551	(100)
Impairment on goodwill	—	—	876	—
Interest expense	473	20	932	41

Total costs and expenses	112,297	32,292	164,282	60,174

Segment income (loss) before minority interest and income taxes	$(84,811)	$8,656	$(92,370)	$13,812

Exchange contract trading volume (000’s)	15,679	26,292	36,209	48,913

(1)	Amounts for the six months February 28, 2009 include gains of $4.9 million on the sale of excess exchange stock and trading rights.

Financial Services Segment:

The following table provides the financial performance of this segment.

	Three Months Ended		Six Months Ended
	February 28, 2009	February 29, 2008	February 28, 2009	February 29, 2008
	($ in thousands)		($ in thousands)
Sales of commodities	$—	$—	$—	$—
Cost of commodities sold

Gross profit on commodities sold	—	—	—	—
Commissions and clearing fees	—	—	—	—
Service, consulting and brokerage fees	—	—	—	—
Interest	739	2,318	1,715	3,900
Other revenues	39	1,184	177	1,566

Revenues, net of cost of commodities sold	778	3,502	1,892	5,466
Other costs and expenses:
Expenses (excluding interest expense)	405	1,255	787	1,904
Interest expense	313	1,776	985	3,035

Total costs and expenses	718	3,031	1,772	4,939

Segment income before minority interest and income taxes	$60	$471	$120	$527

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